UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2010

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5379 Lyons Road, Suite 301 Coconut Creek, Florida	33073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-509-9830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment - Use of Terminology

Throughout this Current Report on Form 8-K, the terms the “Company,” “we,” “us” and “our” refers to the registrant, Clenergen Corporation, and its wholly-owned subsidiaries, including Clenergen India Private Limited (“Clenergen India”), on a consolidated basis.

Item 8.01    Other Events.

On November 3, 2010, we disseminated a press release concerning our commencement of power generation operations at an 18 megawatt biomass power plant located near Chennai, India (the “Chennai Plant”).  We had previously disclosed in our Quarterly Report on Form 10-Q for our fiscal quarter ended July 31, 2010 and in a Current Report on Form 8-K (Date of Report: June 18, 2010) that we were in the process of acquiring the Chennai Plant.  The sellers of the Chennai Plant have acknowledged our right to operate the facility and for us to retain all of the revenues generated from the Chennai Plant’s operations, effective as of October 1, 2010.  In connection with our acquisition of the Chennai Plant we will be assuming certain debt in the principal amount of approximately $14 million.  The bank which loaned the money is in the process of approving the transfer of the Chennai Plant to us.  The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

The following exhibits are being filed as part of this Current Report on Form 8-K.

Exhibit Number	Exhibit Description
10.1
Agreement to Sell and Purchase Shares, dated June 18, 2010, between Clenergen India Private Limited, Nandha Energy Limited and others.  [Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (Date of Report: June 18, 2010) of Clenergen Corporation, filed with the Securities and Exchange Commission on June 24, 2010.]

99.1	Press Release of Clenergen Corporation disseminated on November 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2010	Clenergen Corporation

	By:	/s/ Tim J.E. Bowen
Tim J.E. Bowen
Chief Executive Officer